Exhibit 99.1

PRESS RELEASE                                                                                                    SOURCE: WPCS International Incorporated

WPCS Announces Guidance for Fiscal Year 2010

EXTON, PA - (PR Newswire-First Call) - May 20, 2009 - NASDAQ: WPCS - News) WPCS International Incorporated (WPCS), a leader in design-build engineering services for communications infrastructure, today announced guidance for fiscal year 2010 ending April 30, 2010. For fiscal year 2010, revenue is expected to be approximately $112 million and net income is expected to be within a range of $2.2 million to $2.4 million. The fully diluted earnings per share are estimated to be within a range of $0.31 to $0.34 for the year.

“Fiscal year 2009 was a challenging year for WPCS primarily due to the global economic downturn, however, despite these challenges the company succeeded in achieving profitability while maintaining a strong balance sheet,” said Andrew Hidalgo, CEO of WPCS. “Although we expect the macro economic environment to remain a challenge, we continue to focus on establishing WPCS as the premier design-build engineering firm for communications infrastructure while developing our expansive global customer base in high growth markets such as public services, healthcare and energy.

Hidalgo concluded, “We are optimistic about our growth potential for fiscal year 2010 due to the recently legislated fiscal stimulus package which we expect to positively impact the demand for infrastructure projects through state and local municipalities. This market represents a large part of our historical revenue production and WPCS maintains a solid customer base in this sector. In addition, we believe that healthcare reform and the development of alternative energy solutions will continue to drive demand for infrastructure services in these sectors. Lastly, we continue to see increased opportunities from our international locations in China and Australia. WPCS remains committed to enhancing shareholder value and we look forward to a prosperous and productive fiscal year ahead.”

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of communications infrastructure. The company provides its engineering capabilities including wireless communication, specialty construction and electrical power to the public services, healthcare, energy and corporate enterprise markets worldwide. For more information, please visit www.wpcs.com

Statements about the company's expectations, including revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements.

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Contact:

WPCS International Incorporated
610-903-0400 x101
ir@wpcs.com